Exhibit 10.4

NETAPP, INC.

EXECUTIVE COMPENSATION PLAN

(as amended and restated August 26, 2025)

1. OVERVIEW

1.1. Plan Objectives. The objective of the NetApp, Inc. Executive Compensation Plan (the “Plan”) is to provide a means and guidelines under which NetApp, Inc. (the “Company”) can share its success with its key executives by providing such executives with awards based on the achievement of goals relating to the performance of the Company and its subsidiaries.

1.2. Effective Date. The Plan originally became effective as of April 30, 2007 and was most recently amended and restated as of August 26, 2025 (the “Restatement Date”). For purposes of clarification, the most recent amended and restated Plan only applies to Performance Periods commencing on or after the Company’s 2026 Fiscal Year, and the most recent amended and restated Plan does not impact any bonus arrangement adopted by the Company for Performance Periods that commenced prior to the Company’s 2026 Fiscal Year.

2. DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1. “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3.3 to modify the award.

2.2. “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3. “Base Pay” means as to any Performance Period, actual gross base salary. “Base Pay” excludes any other compensation, including but not limited to bonus or incentive payments of any sort, car allowances, relocation payments, expense reimbursements and advances, loans, payments received in lieu of benefit plan participation, club membership reimbursements and payments received from Company or government sponsored benefit plans, including but not limited to disability pay, wage replacement benefits, short-term/long-term disability payments, and workers’ compensation benefits.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Change in Control” shall have the meaning set forth in the Company’s 2021 Equity Incentive Plan, as may be amended and restated from time to time, or any successor plan thereto.

2.6. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7. “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.8. “Company” means NetApp, Inc., a Delaware corporation, or any successor thereto.

2.9. “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.10. “Employee” means an individual who is in the employ of the Company or any Affiliate and is subject to the control and direction of the employing entity as to both the work to be performed and the manner and method of performance. Persons who have been designated by the Company as independent contractors, temporary employees, consultants or advisors shall not be eligible to participate in this Plan, regardless of whether such designation is upheld in any legal or administrative proceeding.

2.11. “Fiscal Year” means the fiscal year of the Company.

2.12. “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.13. “Performance Period” means any Fiscal Year or such other period (shorter or longer), as determined by the Committee in its sole discretion.

2.14. “Plan” means the amended and restated NetApp, Inc. Executive Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

2.15. “Retirement” means, with respect to any Participant, a voluntary Termination of Employment by the Participant either (a) on or after reaching 62 years of age, or (b) on or after reaching 55 years of age following a minimum of 10 continuous years of service with the Company or any Parent or Subsidiary of the Company.

2.16. “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3.2.

2.17. “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3. AWARDS

3.1. Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period (provided such Participants comply with the provisions of Sections 3.1.1. through 3.1.2 below). Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.1.1. The Participant is an Employee.

3.1.2. The Participant is employed by the Company in a position that is not eligible for participation in a Company sales, sales incentive or sales commission plan or program.

3.2. Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant and shall inform each Participant of the Committee’s determination with respect to such Participant. The Company reserves full discretion to determine the number and the amounts of Target Awards to be made under this Plan. The Company may decide to make awards based on position level or any one or more other factors, including but not limited to Participants’ performance rating, in whole or in part, or the amount of Base Pay received by a Participant.

3.3. Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (i) increase, reduce or eliminate a Participant’s Actual Award, (ii) determine what Actual Award, if any, shall be paid in the event of a Termination of Employment as the result of a Participant’s death or disability or upon a Change in Control or in the event of a Termination of Employment for any reason following a Change of Control prior to the end of the Performance Period, and/or (iii) determine what Actual Award, if any, will be paid in the event of a Termination of Employment other than as the result of a Participant’s death or disability prior to a Change in Control and prior to the end of the Performance Period to the extent an Actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period. The Actual Award may be below, at or above the Target Award, in the Committee’s discretion. The Committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

3.4. Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, will determine the performance goals (if any) applicable to any Target Award (or portion thereof) which may include, without limitation, goals related to (i) earnings per share of the Company’s common stock, (ii) operating cash flow, (iii) operating income, (iv) operating profit, (v) profit after tax, (vi) profit before tax, (vii) return on assets, (viii) return on equity, (ix) return on sales, (x) revenue, (xi) total shareholder return and (xii) individual objectives such as peer reviews or other subjective or objective criteria. As determined by the Committee, the performance goals may be based on generally accepted accounting principles (“GAAP”) or non-GAAP results and any actual results may be adjusted by the Committee. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, portfolio, project, business unit, or Company-wide basis. Any criteria used may be measured on such basis as the Committee determines, including but not limited to, as applicable, (A) in absolute terms, (B) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share basis, (E) against the performance of the Company as a whole or a segment of the Company and/or (F) on a pre-tax or after-tax basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3.3. The Committee also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) in the sole discretion of the Committee.

3.5. Adjustments. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

4. PAYMENT OF AWARDS

4.1. Payment of Actual Awards. No special fund shall be established, and no segregation of assets shall be made, to assure payment of any Actual Awards under this Plan. Any Actual Awards paid under this Plan shall be made in cash.

4.2. Timing of Actual Awards. Payment of each Actual Award shall be made as soon as administratively practicable after the Committee has reviewed, approved, and certified the achievement of the applicable performance goals, but no later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of Section 409A of the Code.

4.3. Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Actual Award shall be paid to his or her estate.

4.4. Deductions from Actual Awards. Any Actual Award paid under this Plan is subject to the following: (i) tax withholdings, (ii) such other withholdings authorized in writing by the Plan Participant, and (iii) withholdings required by wage garnishment or other court or government orders received by the Company.

4.5. Right to Payment. Unless otherwise described herein or determined by the Committee in its sole discretion, a Participant shall have no right to receive payment under the Plan, and payment shall not be considered earned or payable, unless the Participant remains continuously in the employ of the Company or any Parent or Subsidiary at all times through and including the date of payment.

4.6. Clawback Policy. Any Actual Award paid under this Plan and any payments hereunder are subject to the Company’s discretionary clawback policy and the Company Compensation Recovery Policy (each as may be amended or in effect from time to time, the “Clawback Policies”), and accordingly, any Actual Award paid under this Plan and any payments hereunder shall be subject to forfeiture, recoupment and/or repayment in accordance with the Clawback Policies or applicable law.

5. ADMINISTRATION

5.1. Committee is the Administrator. The Plan shall be administered by the Committee. No member of the Committee while serving as such shall be eligible for participation in the Plan. The Committee shall consist of not less than two members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board.

5.2. Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees shall be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and awards, (iv) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation, and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

5.3. Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4. Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

5.5. Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6. GENERAL PROVISIONS

6.1. No Effect on Employment. Neither this Plan, nor any term, condition or provision of this Plan is intended to create any entitlement of any employee of the Company to any award or other benefit under this Plan, or in lieu of an award or benefit under this Plan. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment.

6.1.1. Neither this Plan, nor any term, condition or provision of this Plan is intended to terminate or change any right or obligation existing under a non-disclosure/confidential/proprietary/trade secrets information and inventions assignment agreement between any individual and the Company.

6.1.2. Actual Awards made under this Plan are not considered for the purpose of calculating any extra benefits; any termination, severance, resignation, dismissal, redundancy, or end-of-service premium payments; other bonuses or long-service awards; overtime premiums; pension or retirement or welfare benefits or similar payments; or future Base Pay or any other payment to be made by the Company to a Participant or former Participant.

6.1.3. Neither this Plan, nor any term, condition or provision of this Plan is intended to alter the at-will nature of employment with the Company. All employment with the Company is for an indefinite period of time and may be terminated by the employee or the Company at any time, with or without cause or advance notice. The at-will nature of employment with the Company can only be changed by an individualized, express written agreement signed by the President of NetApp, Inc. and by the Participant. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.2. It is the intent that this Plan and all payments and benefits to U.S. taxpayers hereunder be paid at a time or in a manner that is exempt from, or complies with, the requirements of Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or so comply. In no event will Participants be permitted, directly or indirectly, to specify the taxable year of payment under this Plan. Each payment payable under this Plan is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). To the extent necessary to comply with Section 409A, references to a Participant’s Termination of Employment or similar phrases will be references to a Participant’s “separation from service” within the meaning of Section 409A. In no event will the Company or any parent or subsidiary of the Company have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

6.2.1. Notwithstanding anything in this Plan or any other agreement, if the payment of the Actual Award, or some lesser portion of the Actual Award, is accelerated in connection with the Participant’s Termination of Employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Administrator), other than due to the Participant’s death, and if (x) the Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such Termination of Employment and (y) the payment of such accelerated Actual Award will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Termination of Employment, then the payment of such accelerated Actual Award will not be made until the date six (6) months and one (1) day following the Termination of Employment, unless the Participant dies following his or her Termination of Employment, in which case, the Actual Award will be paid to the Participant’s estate as soon as practicable following his or her death.

6.3. Severability & Conformance to Applicable Law. If any one or more terms, conditions or provision of this Plan is contrary to applicable law, this Plan shall be interpreted to exclude any such term, condition or provision and the remainder of this Plan shall remain in full force and effect as if such term, condition or provision was never contained herein.

6.4. Applicable Law. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

6.5. Amendment, Suspension or Termination. The Board or Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

6.6. Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 6.5 (regarding the Board’s and Committee’s right to amend or terminate the Plan), shall remain in effect.